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                                                                    EXHIBIT 99.4


         STRONG FUNDS INTERNET SITE FOR PROXY VOTING AND INFORMATION

                                PROXY INFORMATION


Please click on the button below to learn more about the current proxy solicitation and cast your vote on-line for the Strong Schafer Value Fund.

                            STRONG SCHAFER VALUE FUND

                               [PROXY INFORMATION]


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                                1-800-359-3379


(C) COPYRIGHT 1996-1998 STRONG CAPITAL MANAGEMENT, INC.
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                              PROXY INFORMATION

STRONG SCHAFER VALUE FUND

[VOTE NOW]

[ ]  HOW DO I VOTE?

You may vote in any one of four ways:

         - BY TOUCH-TONE TELEPHONE. Just call the toll-free number on your proxy card and follow the instructions to cast your vote.

         - BY COMPUTER. [Cast your vote online] by selecting the "Vote Now" button.

         - BY MAIL. Complete the proxy card and mail it back to Strong Funds in the envelope provided.

         - IN PERSON. Attend your Fund's stockholders meeting and cast your vote in person.


Strong Funds encourages you to vote by telephone or by computer as these methods save costs.

[ ] SHOULD I SEND IN THE CARD AND VOTE BY TELEPHONE OR INTERNET?

No. You should only vote using one method. The only reason for you to vote again would be to change your previous vote.

[ ] HOW DO I VOTE BY TELEPHONE?

You need to use a touch-tone telephone.

         1. Have your proxy card ready.
         2. Dial the toll-free number listed on your proxy card.
         3. Enter the control number found on the card.
         4. Follow the instructions that you will hear on the phone system.


[ ] HOW DO I VOTE ON THE INTERNET?

         1. Have your proxy card ready.
         2. Go to: [http://proxyweb.com].
         3. Enter the control number found on the card.
         4. Follow the instructions on your computer screen.


By voting on the Internet you are authorizing Management Information Services Corporation ("MIS") as your agent to complete, sign, and date an authorization for David K. Schafer and/or James P. Cullen to act as your proxy in voting your shares as you have instructed.

To authorize MIS as your agent in this regard, go to the MIS web site and follow the instructions for submitting the authorization.
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Your authorization will permit MIS to complete, sign, date and return to the
Fund a proxy card on your behalf. You may instruct MIS as to how to complete your proxy card (i.e., by voting for, against or abstaining from each proposal) by responding to each item in the proxy completion instructions. If you do not specify how your proxy card is to be completed, it will be completed as recommended by the Board of Directors. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH PROPOSAL.

[VOTE NOW]

[ ] WHAT DOES IT MEAN TO BE REPRESENTED BY PROXY?

Being represented by proxy means that you have appointed someone else to act on your behalf as your proxy at the stockholders meeting. Your appointed proxy must vote each proposal according to the instructions which you provided on your proxy card or via the telephone or Internet.

[ ] WITH SO MANY SHAREHOLDERS IN THE FUND, WHY SHOULD I VOTE?

Your vote certainly makes a difference. If stockholders fail to vote their proxies, your Fund may not receive enough votes to go forward with its meeting. If this happens, proxies will have to be mailed again causing additional costs to the Fund and/or its investment advisor.


                             [Strong Footer Maps]

        Need [Help]? Enter what you are looking for [         ] [FIND]

                                1-800-359-3379

           (c) copyright 1996-1998 Strong Capital Management, Inc.